                                                                   EXHIBIT 10.14
                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of December 4, 2000 by and between PSC Inc., a New York corporation ("PSC" or the "Company") and EDWARD BOREY ("Executive").

                                    RECITALS

     WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer to devote full time to the business of PSC, and the Executive agrees to be so employed.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the parties agree as follows:

     1.  Employment.  PSC hereby employs the Executive as President and Chief
         ----------
Executive Officer effective December 4, 2000 ("Employment Commencement Date"). Executive hereby accepts such employment and agrees to remain in the employ of PSC for the Term to perform any and all reasonable and lawful duties prescribed by PSC's Board of Directors and to abide by the terms and conditions of this Agreement. During the Term, in good faith, Executive shall exert all reasonable efforts to promote the interests of the Company and shall devote substantially all of his entire working time, attention and energies to the business of the Company. Effective as of the Employment Commencement Date, Executive will also be elected a member of the Company's Board of Directors and will be appointed to the Board of Director's Executive Committee. Executive shall be permitted to serve on the board of directors of other companies so long as such service does not adversely affect his performance under this Agreement and so long as such other businesses are not competitive with Company.

     2.  Term of Employment.  The term of employment under this Agreement shall
         ------------------
commence as of the Employment Commencement Date and shall terminate on December 31, 2003 (the "Initial Term"); provided, however that the term of this Agreement shall be automatically extended for additional one year terms (each an "Additional Term") upon the end of the Initial Term, or any successor Additional Term unless either the Executive or the Company shall have given written notice to the other at least four (4) months prior thereto that the term of this Agreement shall not be so extended.


     3.  Compensation.
         ------------
         A. Base Salary. For all services to be rendered to the Company by Executive in any capacity, including, without limitation, services as an officer, director or member of any committee of the Board of Directors and the performance of any duties assigned to him by the Board of Directors, PSC shall pay to Executive a salary at the annual rate of not less than $360,000 ("Base Salary"). The Base Salary of the Executive shall be reviewed annually by the Board of Directors and may be increased from time to time in the sole discretion of the Board of Directors. The Base Salary shall be payable in accordance with the customary payroll practices of PSC, subject to such deductions and withholdings as may be required by law or agreed to by Executive.

         B.  Performance Bonus ("Bonus")

               (i) For calendar year 2001, Executive will be paid a bonus of not less than 100% of his Base Salary. If, and to the extent, PSC exceeds the Target established for 2001 under the Company's Management Incentive Plan ("MIP"), Executive shall be entitled to a bonus of up to an additional 50% of Base Salary, as may be determined by the Board of Directors.

               (ii) Pursuant to the MIP or any successor plan, for any calendar year after 2001 during the Initial Term or the Additional Term, if any, if and to the extent PSC achieves its pre-established performance goals for such calendar year, Executive shall be entitled to a performance bonus for such year in an amount equal to the percentage of his then existing Base Salary for such year set forth opposite the performance goal percentage below:

          % of Performance Goal Achieved      % of Base Salary
          ------------------------------      ----------------
           80% of Target                      30%
           100% of Target                     100%
           120% of Target                     150%

          To the extent the MIP conflicts with this Agreement with respect to the foregoing, the terms of this Agreement shall prevail.

          C.  Insolvency.  In the event the Company is adjudicated insolvent,
              ----------
Executive shall be entitled to additional compensation to offset the decrease in the likelihood that there will be any value to the Executive's equity potential and Bonus potential; accordingly, Executive shall be entitled to a twofold increase in Base Salary and payment of 2% of the total gross sales of the Company assets in lieu of the Bonus payments. If the insolvency is concluded with a reorganization of the Company and operations resume, then the Executive's compensation will revert to the provisions of subsections A and B. These additional payments are subject to applicable law, including but not limited to appropriate review by the U.S. Bankruptcy Trustee and the U.S. Bankruptcy Court.

     Also, in the event the Company is adjudicated insolvent, Executive shall be entitled, at his discretion, to terminate his employment relationship with Company upon sixty (60) days' written notice. If such termination option is exercised within one year from the Employment Commencement Date, Executive shall be entitled to a severance payment equal to Executive's Base Salary for one year and his bonus for one year at 100% of Target. If such termination option is exercised after one year from the Employment Commencement Date, Executive shall be entitled to a severance payment equal to the greater of (a) Executive's Base Salary and bonuses for the unexpired portion of the Term or (b) Executive's Base Salary for one year and his bonus for one year at 100% of Target. Such amount will be payable in bi-weekly installments. In addition, for the period during which Executive is receiving severance payments pursuant to this section 3(C), the Company will provide Executive with Executive's then current health, dental, life and accidental death and dismemberment insurance benefits.

     4.  Benefits.  In addition to his Base Salary, Executive shall also be
         --------
entitled throughout the Term and the Additional Term, if any, to all benefits of full time employees or officers as to which he meets the eligibility requirements universally applicable to all employees and such other benefits as may be accorded to other senior executives by written notification from the Company given from time to time. The benefits to which Executive is entitled include those set forth on Exhibit A. Executive shall also be entitled to four weeks paid vacation in each calendar year.

     5.  Stock Option.  Pursuant to the Company's 1994 Stock Option Plan (the
         ------------
"Plan"), PSC hereby grants the Executive a stock option for 500,000 Common Shares of PSC at an exercise price equal to the Fair Market Value (as defined in the Plan) of PSC's shares at the close of business on the Employment Commencement Date, upon the terms and conditions set forth in the Stock Option Agreement attached hereto as Exhibit B If Executive is then an officer of the Company, on each of January 2, 2002 and January 2, 2003, PSC will grant Executive a stock option for no less than 75,000 shares pursuant to a stock option agreement similar in form to the option agreements granted to other officers of the Company.

     6.  Relocation Expenses.  The Company's headquarters will be in
         -------------------
Portland, Oregon. Its main facilities will be in Eugene, Oregon. Executive will relocate to Portland, Oregon. The Company will reimburse Executive for reasonable relocation expenses in the manner and to the extent it shall be agreed upon by the Company and Executive, after consultation with an outside compensation consultant. Such consultation shall take place no later than December 20, 2000. Company's reimbursement to Executive will compensate him for any loss suffered as a result of the sale of his residence and for any differential in the mortgage interest rate on a principal sum not in excess of his current mortgage between the mortgage on his current home and the mortgage on the home to be purchased in the Portland, Oregon area. Company's reimbursement will be fully grossed up to reimburse Executive for any federal or state tax liability incurred as a result of the relocation reimbursement.

     7.  Confidential Information.  Executive acknowledges and agrees that
         ------------------------
Executive will be exposed to Confidential Information, knowledge or data as described below and Executive further acknowledges and agrees that such Confidential Information, knowledge or data is proprietary to and a valuable trade secret of the Company and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to the Company. Executive understands that the Company has invested large sums in developing these materials and it would be difficult for Executive to develop these same materials from any independent sources without expenditure of large sums of money and effort. Executive also acknowledges that any use of the Company's materials other than in the scope of Executive's employment with the Company would constitute an unlawful use and taking of the materials from the Company for which the Company would have remedies against Executive.

          Executive agrees that during the period of Executive's employment by the Company or by any parent or subsidiary of the Company and at all times thereafter, Executive will not, directly or indirectly, disclose or authorize anyone else to disclose or use or make known for Executive's or another's benefit any Confidential Information, knowledge, or data of the Company whether or not patentable or copyrightable, in any way acquired by Executive during Executive's employment by the Company or by any parent or subsidiary of the Company. Confidential Information, knowledge or data of the Company shall, for purposes of this Agreement, include, but not be limited to, matters not readily available to the public which are:

          A. of a technical nature, such as, but not limited to, methods, know-how, formulae, compositions, drawings, blueprints, compounds, processes, discoveries, machines, manufacturing procedures, techniques, computer databases, source codes, computer codes, designs, programs, prototypes, inventions, computer programs, and similar items;

          B. of a business nature such as, but not limited to, information about sales or lists of customers (including mailing lists), vendors, competitors, prices, costs, purchasing, profits, markets, sales and marketing methods, documents, records, contract forms, computer disks containing data or other materials and information relating to the products, services and business of the Company, product strengths and weaknesses, business processes, business and marketing plans and activities, financial information, and personnel information;

          C. pertaining to future developments such as, but not limited to, research and development, or future marketing or merchandising plans or ideas.

          All records (whether in hard copy or digital form), books and computer discs relating in any manner whatsoever to the Company shall be the exclusive property of the Company regardless of who actually prepared the original record or book. Executive shall not copy or cause to have copied any such records and books except in the ordinary course of business. Immediately upon termination of Executive's employment, Executive will deliver to the Company all copies of data, information and knowledge, including, without limitation, all documents, correspondence, specifications, blueprints, notebooks, reports, sketches, formulae, computer programs, sales and other manuals, price lists, customer lists, samples, and all other materials and copies thereof relating to the business of the Company obtained by Executive during the period of Executive's employment by the Company or by any parent or subsidiary of the Company which are in Executive's possession or under Executive's control.

          The foregoing shall be in addition to any obligation Executive may have under applicable law in respect of trade secrets and other legally protected information.

     8.  Covenant Not to Compete
         -----------------------

          During the period of employment and during the Non-Compete Period (as hereinafter defined) the Executive will not, directly or indirectly (a) own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, consultant, independent contractor, principal, agent, stockholder or otherwise with, or have any financial interest in, or aid or assist any other person in the conduct of, any entity or business in any way competitive with the Business of the Company (as hereinafter defined) on the date of termination of the Executive's employment of any group, division or affiliate of the Company, in any geographic area where such business is being conducted or, where the Company is taking active steps to conduct the proposed business, within one year of the date of cessation of the Executive's employment, or (b) persuade or attempt to persuade any officer, employee or consultant of the Company to leave the employ of the Company, or to stop providing services to the Company, or in any way interfere with the relationship between the Company and any officer, employee, director, shareholder or consultant thereof, or (c) solicit, hire or cause to be hired, directly or through another entity any person who is an employee of the Company on the date of termination of employment of Executive, or (d) induce or attempt to induce any customer, dealer, supplier or licensee to cease doing business with the Company, or in any way interfere with the relationship between any such customer, dealer, supplier or licensee and the Company or change that client's business relationship with the Company, or (e) provide or assist in providing any competitive products or services to any clients of the Company (including any party to whom the Company has made a sales proposal within 18 months prior to the termination of employment of Executive) of the type offered by the Company. However, nothing herein shall prevent Executive from owning not more than five percent (5%) of the outstanding publicly traded shares of common stock of a corporation, as to which corporation Executive has no relationship other than as a shareholder. For purposes of this Agreement, "Non-Compete Period" shall mean one of the following, whichever is applicable:
(a) a period of one year following Termination for Cause, (b) a period of one year following the voluntary termination of employment by Executive, (c) a period of one year following the termination of Executive's employment by the Company pursuant to Section 10A(i) of this Agreement, or (d) a period of three years following termination of employment as a result of a Change in Control. Such period may be waived by the Board of Directors, at its discretion upon written request of Executive.

          For purposes of this Agreement, "Business of the Company" is the development, manufacturing and marketing of technologies, products, and services for the automatic identification and keyless data entry industry, and includes, but is not limited to, products, services, application, systems and technologies relating to bar coded data, magnetic stripe encoded data, radio frequency communications of bar coded or related data, optical character recognition, machine vision as applied to the recognition of bar coded data and electronic interchange of bar coded or related data. The Business of the Company shall also include any business in which the Company is actually engaged or as to which it is doing research and development during

Executive's employment with the Company and, where the Company is taking active steps to implement such research and development so as to result in commercial enterprise within twelve (12) months from the date of Executive's termination of employment. Notwithstanding the foregoing, Executive may be employed by a division or subsidiary of a company that may be deemed to be a competitor of the Company so long as such division or subsidiary is not engaged in the Business of the Company and so long as the services of Executive are rendered exclusively to such division or subsidiary. A technology, product, application, system or service shall be considered as part of the Business of the Company if from the Company's perspective it (i) is materially relevant to the Company's business, or (ii) contributes not insignificant revenues to the overall results of the Company, or (iii) commands a materially relevant position in the marketplace. An entity will be considered competitive with the Company if from the Company's perspective (i) one of such entity's strategic focuses competes with the Company's technologies, products, applications, systems or services, or (ii) such entity's competitive products contributes not insignificant revenues to such entity.

          In the event of Executive's termination for any reason, the Company and Executive will agree upon an exclusive list of entities to which the Covenant not to Compete shall apply .

          Executive specifically agrees that because of Executive's special expertise and the special and unique services that Executive will be furnishing the Company, and because of the Confidential Information that will be disclosed to Executive during Executive's employment, the above stated geographic areas and time period, in and during which Executive will not compete with the Company, are reasonable in scope and duration and are necessary to afford the Company just and adequate protection against the irreparable damage which would result to the Company from any activities prohibited by this Section.

          In connection with the foregoing provisions of this Section 8, the Executive represents that Executive's experience, capabilities and circumstances are such that such provisions will not unreasonably prevent Executive from earning a livelihood and that the limitations set forth herein are reasonable and properly required for the adequate protection of the Company and its affiliates.

          If Executive in any way breaches the obligations specified in this
Section 8, the Company shall have the right, in addition to any other remedies available to it, to terminate the further payment of any amounts due, any compensation, any severance payments, or any benefits.

          If the geographic or time restriction contained in this Section 8 shall be determined by an arbitrator or court of law or equity to be unreasonable, the arbitrator or court may amend this Section 8 to provide a reasonable geographic or time restriction which shall then be binding upon the Company and the Executive.

     9.  Injunctive Relief.  Executive agrees that in the event of a breach or
         -----------------
threatened breach by the Employee of any of the provisions of Sections 7 or 8 hereof, the Company shall be entitled to an injunction restraining the Executive from such breach or threatened breach without posting any bond or other security. Nothing herein, however, shall be construed as prohibiting the Company from pursuing, in conjunction with an injunction or otherwise, any other remedies available to the

Company for such breach or threatened breach, including the recovery of damages from the Executive.

     10.  Severance Payment.
          -----------------

          A.  Termination of Employment by Company - In General.

               (i) In the event of the termination of employment of Executive by the Company prior to the expiration of the Term or an Additional Term, as the case may be, for any reason other than Termination for Cause (as hereinafter defined), death, disability, or a Change in Control (as hereinafter defined), or in the event of the termination of employment by Executive for Good Reason (as hereinafter defined), the Company will continue to pay the Executive following such termination an amount equal to the greater of (a) Executive's Base Salary and bonuses at 100% of Target for the unexpired portion of the Term or (b) Executive's Base Salary for one year and his bonus for one year at 100% of Target. Such amount shall be payable in bi-weekly installments either during the unexpired portion of the Term or for a period of one year, whichever period is applicable. In addition, the Company will provide Executive with Executive's then current health, dental, life and accidental death and dismemberment insurance benefits for the unexpired term of the Agreement, or a period of one year following such termination, whichever is greater. In the event of Executive's death while receiving severance payments hereunder, all remaining severance installment payments otherwise payable to Executive hereunder will be paid in the same amounts and in the same manner to Executive's heirs and legal representatives. All payments made to Executive hereunder will be subject to all applicable employment and withholding taxes.

               (ii) If Executive is receiving severance payments pursuant to
          Section 10A(i)above, then if at any time during the period Executive is receiving such severance payments, Executive receives or has the right to receive compensation (whether in cash, stock or otherwise) ("Third Party Compensation") from any source, either directly or indirectly, for services rendered in any capacity, whether as an employee, consultant, independent contractor, partner, officer, or otherwise, all such Third Party Compensation whether paid currently or deferred in any manner, shall be offset against the severance payments due from the Company in the following manner: (a) no offset shall be made until after Executive receives severance payments equal to his Base Salary for one year and his bonus for one year at 100% of Target,
          (b) if, after the payments have been made pursuant to (a) above, the Third Party Compensation is greater than the amount that would be paid to Executive for the balance of the unexpired portion of the Term, than all of such Third Party Compensation shall be offset against the severance payments due from the Company, or (c) if, after the payments have been made pursuant to (a) above, the Third Party Compensation is less than the amount that would be paid to Executive for the balance of the unexpired portion of the term, then all of such Third Party Compensation shall be offset against the severance payments due from the Company and the Company shall pay to Executive the difference between the two such amounts. Executive agrees to provide the Company with periodic reports of any and all such Third Party Compensation. Notwithstanding the foregoing, Third Party Compensation shall not include fees received by the Executive as a result of his service on the board of directors of other companies.

          B. Termination of Employment - Change in Control. In the event of the termination of employment of Executive within the two year period following a Change in Control (as hereinafter defined) of the Company, and such termination is (i) by the Company or its successor for any reason other than Termination for Cause (as hereinafter defined), death or disability, or (ii) by the Executive for "Good Reason" (as hereinafter defined), the Company or its successor will pay the Executive over a period of three years following such termination an amount equal to the product of the sum of (x) Executive's Base Salary at the annual rate then in effect in addition to (y) the highest annual bonus paid to Executive under the Company's current Management Incentive Plan or any successor plan in the three full fiscal years preceding termination multiplied by 2.9. Such amount shall be payable in bi-weekly installments. In addition, Executive will be immediately vested in any retirement, incentive, restricted stock, or option plans or agreements then in effect and the Company will continue to provide Executive with Executive's then current health, dental, life and accidental death and dismemberment insurance benefits for a period of three years. All payments made to Executive hereunder will be subject to all applicable employment and withholding taxes.

          C.  Limitations.  Notwithstanding anything in this Section to the
              -----------
contrary, the maximum amount of cash and other benefits payable (whether on a current or deferred basis and whether or not includible in income for income tax purposes) under this Section (the "Severance Benefits") shall be limited to the extent necessary to avoid causing any portion of such Severance Benefits, or any other payment in the nature of compensation to the Executive, to be treated as a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. Any adjustment required to satisfy the limitation described in the preceding sentence shall be accomplished first by reducing any cash payments that would otherwise be made to the Executive and then, if further reductions are necessary, by adjusting other benefits as determined by the Company.

          D.  Certain Definitions.
              -------------------

          Change in Control. A "Change in Control" shall be deemed to have occurred (i) on the date that any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership as determined as provided in Rule 13d-3, or any successor rule under such Act), of 20% or more of the outstanding voting securities of the Company; or (ii) on the date on which one third or more of the members of the Board of Directors shall consist of persons other than Current Directors (for these purposes, a "Current Director" shall mean any member of the Board of Directors elected at or continuing in office after, the 2000 Annual Meeting of Shareholders, any successor of a Current Director who has been approved by a majority of the Current Directors then on the Board, and any other person who has been approved by a majority of the Current Directors then on the Board); or (iii) on the date of approval of (x) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the corporation would be entitled in the election of directors or where the members of the Board of Directors of the Company, immediately prior to the merger or consolidation, would not immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation or (y) on the date of approval of the sale or other disposition of all or substantially all the assets of the Company.

          Termination for Cause. The Company shall have the right to terminate the services of Executive without further liability or obligations to Executive in the event that there is Cause. For purposes of this Agreement, "Cause" is defined as (i) an act of material dishonesty made by Executive in connection with Executive's responsibilities as an employee, (ii) Executive's conviction of, or plea of nolo contendere to, a felony, (iii) Executive's gross misconduct,
(iv) Executive's continuing violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his duties and provides Executive thirty (30) business days to cure any such violation(s), or (v) Executive's violation or breach in any respect of any material term, covenant or condition contained in this Agreement. Termination for Cause under Section (v) above shall not occur until Executive has been provided written notice of such violation or breach and until Executive has been provided thirty (30) business days to cure any such violation or breach.

          Good Reason. Good Reason shall mean the occurrence or existence of any of the following with respect to Executive: (i) Executive's annual rate of salary is reduced from the annual rate then currently in effect or Executive's other employee benefits are in the aggregate materially reduced from those then currently in effect, or (ii) Executive's place of employment is moved more than 50 miles from Eugene, Oregon or Portland, Oregon, except that Executive's place of employment may be moved from Portland, Oregon to Eugene, Oregon, or to any place in between such locations, or (iii) Executive's title is changed or he is assigned duties that are materially inconsistent with the duties then currently performed by Executive. In the event of the relocation from Portland, Oregon to Eugene, Oregon pursuant to (ii) above, the Company shall reimburse Executive either for reasonable commuting expenses or for reasonable relocation expenses, as defined in Section 6 above, at the election of Executive.

          Before Executive may terminate his employment for Good Reason, Executive must notify the Company in writing of his intention to terminate and the Company shall have 15 days after receiving such written notice to remedy the situation, if possible.

          E.  Release.  Notwithstanding the foregoing, PSC may condition the
              -------
entitlement of Executive or his estate, heirs and beneficiaries, as applicable, to any payment or benefit under this Section upon receipt of a fully executed general release in favor of PSC and its affiliates in reasonable form to be prepared by PSC.


     10.  Resignations.  Upon termination of Executive's employment with or
          ------------
without cause, Executive shall resign as an officer and director of PSC and its subsidiaries.

     11.  Termination of Severance Payments.  If Executive violates or breaches
          ---------------------------------
any of the agreements and covenants contained in this Agreement, the Company shall, in addition to other remedies under law or equity, be entitled to discontinue further severance payments and benefits to be made hereunder.


     12.  Notices.  All notices given in connection with this Agreement shall be
          -------
in writing and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or delivery services, addressed to the parties hereto at the following addresses:

To Borey:                                         To PSC:

Edward Borey                                      PSC Inc.
11818 Preswick Place                              959 Terry Street
Mukilteo, WA 98275                                Eugene, Oregon 97402-9150

                                                  With a Copy to:

                                                  Robert S. Ehrlich
                                                  Chairman of the Board
                                                  2115 Nahal Sorek
                                                  Beit Shemesh, Israel

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notice shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery services, or sent by certified or registered mail, return receipt requested.

     13.  Waiver.  Any waiver of a breach of any of the terms of this Agreement
          ------
shall not operate as a waiver of any other breach of such terms or of any other terms, nor shall failure to enforce any term hereof operate as a waiver of any such term or of any other term.

     14.  Severability.  If any term of this Agreement or the application
          ------------
thereof is held invalid or unenforceable, the validity or unenforceability shall not effect any other term of this Agreement which can be given effect without the invalid or unenforceable term.

     15.  Governing Law; Venue.  This Agreement shall be construed and enforced
          --------------------
in accordance with and governed by the internal laws of the State of Oregon, without reference to conflict of law principles of any jurisdiction (including without limitation Oregon) which would result in the application of the domestic substantive laws of any other jurisdiction.

     16.  Arbitration.  Executive agrees that any dispute or controversy arising
          -----------
out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held at a mutually convenient location, in accordance with the National

Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

     17.  Termination of Obligations.  Executive agrees that in the event his
          --------------------------
employment with the Company is terminated for any reason, he will meet with a representative of the Company and discuss, among other matters, the provisions of this Agreement and the Executive's obligations hereunder.

     18.  Entire Agreement.  This Agreement contains the entire agreement
          ----------------
between the parties with respect to the subject matter hereof. This Agreement may not be amended or changed except by a writing signed by both parties.

     IN WITNESS WHEREOF, Executive has executed this Agreement and the Company has caused this Agreement to be executed as of the date set forth above.

                    PSC INC.
                    By:
                       ------------------------
                          Robert S. Ehrlich
                    Its:  Chairman of the Board


                    ---------------------------
                    Edward Borey

                                   Exhibit A


Auto Allowance                                    $800.00 month (net)
Basic Life Insurance                              3x Annual Salary (Cap $1M)
Basic AD&D Insurance                              3x Annual Salary (Cap $1M)
Medical Insurance                                 100% Paid
Dental Insurance                                  100% Paid
Enhanced Long-Term Disability                      70% Paid(Cap $10K/mo.)
Annual Tax Return Reimbursement                   $450.00
Annual Physical Exam Reimbursement                $250.00

In addition to the foregoing, Executive's benefits will include monthly club dues. This benefit will be triggered only following discussion with, and approval by, the Chairman.

The above benefits will be fully grossed up for any federal or state tax liability incurred by Executive.

                                   EXHIBIT B

                                    PSC INC.

                          OPTION AGREEMENT PURSUANT TO
                             1994 STOCK OPTION PLAN

          OPTION AGREEMENT, executed in duplicate as of the 4th day of December, 2000, between PSC INC., a New York corporation (the "Company"), and Edward Borey, an employee of the Company (the "Optionee").

                                    RECITALS

          Optionee entered into an employment agreement with the Company on even date herewith (the "Employment Agreement").

          In accordance with the provisions of the 1994 Stock Option Plan of the Company (the "Plan"), the Compensation Committee of the Board of Directors of the Company has authorized the execution and delivery of this Agreement on the terms and conditions herein set forth.

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

          1.  Grant of Option.  Subject to all the terms and conditions of the
              ---------------
Plan and this Agreement, the Company hereby grants to the Optionee as of December 4, 2000 (the "Date of Grant") a stock option ("Option") to purchase 500,000 common shares of the Company (such number being subject to adjustment as provided in Section 9), $.01 par value, on the terms and conditions herein set forth.

          2.  Purchase Price.  The purchase price per common share covered by
              --------------
this Option shall be $1.75.

          3.  Type of Option.  In accordance with the terms of Section 422 of
              ---------------
the Internal Revenue Code of 1986, as amended, the Option granted under this Agreement shall be an

Incentive Stock Option ("ISO") to the extent that the aggregate fair market value of the shares which Optionee may purchase hereunder for the first time in any calendar year (and under all such plans of the Company) does not exceed $100,000.

          4.  Vesting and Exercise.  This Option shall vest and be exercisable
              ----------------------
as follows:
              (a)  Vesting
                   -------

                   (i)   166,667 shares at any time on or after December 4, 2001
                   (ii)  166,666 shares at any time on or after December 4, 2002
                   (iii) 166,667 shares at any time on or after December 4, 2003

          b.  Exercise.  Notwithstanding that the installments of the Option may
              --------
earlier vest, no options may be exercised unless and until the trading price of the Company's common shares equals or exceeds $5.00 per share for twenty (20) consecutive trading days at any time subsequent to the Date of Grant.

          c. Notwithstanding that the trading price does not reach the specified performance goal in (b) above, this Option will be fully exercisable after June 4, 2005. This Option may not be exercised after five (5) years from the Date of Grant (December 4, 2005).

          5.  Method of Exercising Option.  The Optionee may exercise the Option
              ---------------------------
granted to Optionee by giving written notice to the Company which shall state the election to exercise the Option and the number of shares with respect to which the Option is being exercised. The written notice shall be signed by the person exercising the Option, shall be delivered to the Company at its principal executive office, and shall be accompanied by payment equal to the full purchase price for the shares which are exercised. The purchase price of each share purchased upon exercise of the Option shall be paid in full (a) in cash at the time of exercise, (b) with common shares of the Company owned by the Optionee,
(c) by delivering to the Company

(i) irrevocable instructions to deliver the stock certificates representing the shares for which the Option is being exercised, directly to a broker, and (ii) instructions to the broker to sell such shares and promptly deliver to the Company the portion of the proceeds equal to the total purchase price, or (d) in any combination thereof. For purposes of making payment in common shares of the Company, such shares shall be valued at their fair market value (as defined in the Plan) on the date of exercise of the Option and shall have been held by the Optionee for a period of at least six (6) months. Such notice shall be given on the form attached hereto and designated as Exhibit A. In the event the Option shall be exercised pursuant to Section 7(b) hereof by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

          6.  Non-Transferability of Option Rights.  This Option shall not be
              ------------------------------------
transferable by the Optionee except by will or by the laws of descent and distribution. During the life of the Optionee, the Option shall be exercisable only by Optionee. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect.

          7.  Termination of Employment or Death
              ----------------------------------

              (a) If the employment of Optionee shall terminate for Cause (as defined in the Employment Agreement), this Option shall cease to be exercisable on the date of such termination.

              (b) Notwithstanding Section 4 of this Agreement, if Optionee's employment shall terminate for any reason other than Cause, including, but not limited to, death, Disability, Change in Control (as defined in the Employment Agreement), or Good Reason (as defined in the Employment Agreement), or in the event of any tender offer or exchange offer (other than an offer by the Company) for the Company's common shares, or a dissolution or liquidation of the Company, or a merger or consolidation or similar transaction in which the Company is not the surviving company, or a sale, exchange or other disposition of all or substantially all of the Company assets, Optionee shall automatically become fully vested in this Option and this Option shall become fully exercisable and may be exercised until the expiration date specified in Section 4(c). In the case of death, exercise may be made by the Optionee's Designated Beneficiary (as defined in the Plan).

          8.  General Restriction.  This Option shall be subject to the
              -------------------
requirement that if at any time the Board of Directors in its discretion shall determine that the listing, registration or qualification of the shares subject to such Option on any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Board of Directors.

          9.  Option Adjustments.  In the event of a stock dividend, stock split
              ------------------
or other change in corporate structure or capitalization affecting the common shares or any other transaction (including, without limitation, an extraordinary cash dividend) which, in the determination of the Compensation Committee (the "Committee") of the Board of Directors, affects the common shares such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust any or all of (i) the number and kind of shares subject to this Option, and (ii) the purchase price with respect to the foregoing, provided that the number of shares subject to this Option shall always be a whole number.

          10.  Amendment to this Option Agreement.  The Committee may modify or
               ----------------------------------
amend this Option if it determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Internal Revenue Code or in the regulations issued thereunder, or any federal or state securities laws or other law or regulation, which change occurs after the Date of Grant of this Option and by its terms applies to this Option. No amendment of this Option, however, may, without the consent of the Optionee, make any changes which would adversely effect the rights of such Optionee.

          11.  Disqualifying Disposition.  In the event that Optionee shall sell
               -------------------------
or transfer any common shares acquired upon the exercise of the ISO portion of this Option prior to the later of (a) two (2) years from the Date of Grant or
(b) one (1) year from the date of exercise of the Option, Optionee agrees to so advise the Company immediately and to promptly pay to the Company the amount of any Federal, State or local taxes that may be required.

          12.  Right of Employment.  Nothing contained herein shall confer upon
               -------------------
the Optionee any right to be continued in the employment of the Company or interfere in any way with the right of the Company to terminate Optionee's employment at any time for any cause.

          13.  Definitions.  Any terms or provisions used herein which are
               -----------
defined in Sections 421, 422 or 425 of the Internal Revenue Code of 1986, as amended, or the regulations thereunder or corresponding provisions of subsequent laws and regulations in effect at the time this Option is granted shall have the meanings as therein defined.

          14.  Notices.  Notices hereunder shall be in writing and if to the
               -------
Company shall be delivered personally to the Secretary of the Company or mailed to its principal office, 959 Terry Street, Eugene, Oregon 97402, addressed to the attention of the Secretary, and, if to the Optionee, shall be delivered personally or mailed to the Optionee at Optionee's address as the same appears on the records of the Company.

          15.  Interpretations of this Agreement.  All decisions and
               ---------------------------------
interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on the Company and the Optionee. The Option granted hereunder, and the common shares which may be issued upon exercise thereof, are subject to the provisions of the Plan. In the event there is any inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern.

          16.  Successors and Assigns.  This Agreement shall bind and inure to
               ----------------------
the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Section 7, to the personal representatives, legatees and heirs of the Optionee.

                    IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed on the day and year first above written.

                        PSC INC.

                    By
                       ----------------------------------------
                       Robert S. Ehrlich, Chairman of the Board

                                   ACCEPTANCE

     I, EDWARD BOREY, hereby certify that I have read and fully understand the foregoing Stock Option Agreement. I acknowledge that I have been apprised that it is the intent of the Company that Optionees obtain and retain an equity interest in the Company. I hereby execute this Agreement to indicate my acceptance of this Option and my intent to comply with the terms thereof.


                        ---------------------------------
                        Optionee


                        ---------------------------------
                        Street Address


                        ---------------------------------
                        City       State    Zip

                                   EXHIBIT A

                                                _________________, 20__

PSC Inc.
675 Basket Road
Webster, New York  14580

Attention:  Secretary

Dear Sir:

          This is to notify you that I hereby elect to exercise my option rights to _________ common shares of PSC Inc. (the "Company") granted under the Option
Agreement (the "Agreement"), dated         , 20__, issued to me pursuant to the
1994 Stock Option Plan (the "Plan"). The purchase price pursuant to such Agreement, as adjusted, is $____________ per share or $__________ in the aggregate.

          In payment of the full purchase price, I enclose (please complete as appropriate):

          (a)  my check in the sum of $__________

          (b) __________ common shares of the Company owned by me free of any liens or encumbrances and having a fair market value of $_________

          (c) an authorization letter which gives irrevocable instructions to the Company to deliver the stock certificates representing the shares for which the option is being exercised directly to _____________ (name and address of broker) together with a copy of the instructions to _______________ (name of broker) to sell such shares and promptly deliver to the Company the portion of the proceeds equal to the total purchase price and withholding taxes due, if any.

                                Very truly yours,



                         ---------------------------------
                                Optionee's Signature